EXHIBIT 4.01

AEGON USA COMPANIES

MANAGEMENT STOCK OPTION PLAN 2007

TERMS AND CONDITIONS

1.	DEFINITIONS

In this Option Plan, unless the context otherwise requires, the following words and expressions shall have the following meanings:

(a)	“Option Plan” or “Plan”: this AEGON USA Companies Management Stock Option Plan 2007;

(b)	“Option” or “Options”: the right to acquire Shares at the Exercise Price per Share;

(c)	“Shares” or “Share”: common shares of AEGON of New York registry having a par value of EUR 0.12 per share;

(d)	“Reference Date”: March 12, 2007, the date on which the Option is granted;

(e)	“Exercise Price”: the official closing price of the Shares on the Reference Date on the Euronext Amsterdam Stock Market N.V.;

(f)	“AEGON”: AEGON N.V.;

(g)	“AEGON USA Companies” or “Company:” Those U.S. affiliates of AEGON N.V. as of March 12, 2007, or prior thereto and as set forth in Schedule A;

(h)	“Eligibility Date”: shall mean March 12, 2007;

(i)	“Participant”: those eligible employees as set forth in these Terms and Conditions of the Plan;

(j)	“Vesting Date”: for the purposes of this Plan, subject to Section 4.1, shall mean that date on which Options granted hereunder, subject to a “vesting period,” have become fully vested with the Participant (March 12, 2010); and

2.	ELIGIBILITY

Those persons eligible for participation in the Option Plan shall be only those employees of an AEGON USA Company as set forth on Schedule A (including international employees working with an AEGON USA Company who have United States source income) who have received an offer in writing to participate in the Plan. In order to receive an offer in writing from an AEGON USA Company to participate in the Plan, the AEGON USA Company must employ the employee on the Eligibility Date (“hereinafter referred to as “Eligible Employee”). A Participant in this Plan shall not participate in the AEGON USA Companies Employee Stock Option Plan 2007.

3.	PARTICIPATION

Each Participant shall receive an Option for the number of shares set forth in his or her individual written offer.

4.	OPTION RIGHTS

4.1	Beginning on the Reference Date, each Eligible Employee shall receive his or her applicable

Option grant. All Options granted pursuant to the Plan are subject to a three-year “vesting period” after the Reference Date. All Options granted pursuant to the Plan shall vest fully on the “Vesting Date;” provided, however, subject to Section 6 of the Plan, solely for the purposes of this Plan, vesting of the grant after three years (in 2009) is conditional, based on the following Performance Indicator: the “value of new business” of AEGON shall have increased an average increase of three percent per year or more over the three-year period 2007, 2008 and 2009. AEGON, in its sole discretion, shall calculate for purposes of this Plan the “value of new business,” and AEGON’s calculation is both conclusive and final.

4.2	The Option shall be exercisable only as directed by the Company in increments of 250 Shares. If the Participant has an Option for a number of Shares not divisible by 250, the Participant must exercise all remaining number of Shares.

4.3	The Option has a maximum duration of seven years from the Reference Date and shall expire at the close of business on March 12, 2014. The Participant must properly submit a request to exercise the Option by 3:00 p.m., Central Time on March 11, 2014.

5.	EXERCISE

5.1	An Option granted to a Participant under the Plan may be exercised only as directed by the Company on or after the Vesting Date and only on trading days of the applicable stock exchange, subject to the provisions of Sections 7 and 8 hereof. The Participant must be continuously employed by an AEGON USA Company or an affiliate until the end of the Vesting Date in order to exercise any rights, including the right to exercise Options, under this Plan.

5.2	Each Participant must provide the Company or its designee appropriate notice that the Participant wishes to exercise his or her Option, either in whole or in part, under procedures established by the Company.

5.3	The Option shall be exercisable in whole or in part only by purchasing the Shares in accordance with the directions established by the Company. The Participant may elect to immediately sell the Shares received after the exercise in whole or in part of the Option and receive the proceeds, if any.

5.4	If the Participant elects to receive cash proceeds, the Company or its designee shall sell the Shares for the risk of the Participant. The Participant shall receive the proceeds from the sale reduced by the costs of the sale, including applicable taxes, fees and other costs, if any.

5.5	If the Participant elects to have the Shares transferred to the Participant, the Company shall arrange for the Shares to be transferred to the Participant upon receipt of the amount due in U.S. Dollars (the Exercise Price multiplied by the number of Shares received upon exercise of the Option in whole or in part and divided by the exchange rate as stated in section 5.7 plus applicable taxes, fees and other costs, if any) on the account of the Participant.

5.6	The Exercise Price shall be converted into U.S. Dollars at the official exchange rate for Euro/U.S. Dollars at the end of the day before the date of exercise.

5.7	Any difference in price, either resulting from the price on the New York Stock Exchange or from the currency rate of exchange, a non-sale, as well as an overdue sale of the Shares are for the account and risk of the Participant. The proper and timely notice of exercise also is for the account and risk of the Participant.

5.8	Any amounts received or retained by any of the AEGON USA Companies for taxes and other costs, if any, in accordance with United States law, are for the account and risk of the Participant.

5.9	If AEGON alters its share capital, AEGON may adjust the Exercise Price or the number of Options subject to grant and shall inform the Company accordingly. AEGON, in its sole discretion, shall determine whether it has altered its share capital.

5.10	AEGON, in its sole discretion, may amend the process of exercising Options under the Plan.

6.	SALES AND CHANGE OF CONTROL

6.1	Change of Control shall mean the consummation of reorganization, merger or consolidation or sale or other disposition of more than 50 percent of the assets of AEGON’s United States operations to an entity that is not affiliated with AEGON.

6.2	Notwithstanding the provisions of Section 4.1 of the Plan, in the event of a Change of Control, all Options shall immediately and without any action by any person become fully exercisable for a period of two months from the date of the Change of Control pursuant to the terms and conditions of this Plan.

6.3	In the event of any divestiture, sale or other disposition of an operating division or business unit (other than a transaction specified in Section 6.1 of the Plan) prior to the Vesting Date, any employee of any division or business subject to such divestiture, sale or other disposition (each, a “Transferred Employee”) shall be treated for all purposes of this Plan as having terminated employment with the AEGON USA Company as of the date of such divestiture, sale or disposition, and all Options held by any Transferred Employee shall automatically terminate, forfeit and expire as of the date of such divestiture, sale or disposition.

7.	FORBIDDEN EXERCISE/BLACKOUT PERIODS

7.1	Except as provided in Section 7.6 or 7.7, neither the exercise of the Option nor the sale of any Shares as part of the exercise of the Options is permitted during any Blackout Period or at any other time when the Participant has “Insider Knowledge.” Under no circumstances shall the Participant exercise the Option or sell any Shares to the extent such action would violate applicable law.

7.2	For purposes of the Plan, “Insider Knowledge” means knowledge of information concerning AEGON or the AEGON N.V. common shares, of which the Participant is in possession that is material and non-public including, without limitation, information that may influence the price of the AEGON N.V. common shares, in either direction, on any stock exchange.

7.3	Without limiting the generality of an AEGON USA Company’s policies with regard to share dealing and treatment of confidential information or other legal obligations applicable to a Participant, each Participant is expressly prohibited from communicating any “Insider Knowledge” to any third party, unless he or she does so to comply with a statutory or legal obligation after consultation with counsel or in the performance of and expressly in furtherance of his or her job responsibilities to the AEGON USA Company. Under no circumstances shall the Participant purchase or sell any AEGON securities, including without limitation Shares or solicit or induce a third party to purchase, sell, or not to trade any such securities based on Insider Information or otherwise in a manner prohibited by applicable law.

7.4	The exercise of Options is not allowed during the following periods:

(a)	two calendar months immediately preceding the release of the annual earnings of AEGON;

(b)	twenty-one days immediately preceding the publication of the six-months results and the quarterly results or the announcement of any dividend or interim dividend, as well as on the trading day(s) after the announcement of AEGON’s (interim) dividend on which the AEGON share is not yet quoted ex-dividend;

(c)	one month immediately preceding the first publication of a prospectus for an issue of AEGON N.V. common shares. Each period referred to in this Section 7.4(a), (b) and (c) is individually and collectively, referred to as a “Blackout Period.”

7.5	AEGON shall publish and distribute notices of the Blackout Periods set forth in Sections 7.4(a), (b) and (c) to all Participants in any reasonable manner, including electronically.

7.6	If a Participant would forfeit his or her Option because it would expire during a Blackout Period or at a time when the Participant has Insider Knowledge, the Participant may in that circumstance exercise the Option during one of the last five working days prior to the expiration of the Option; provided however that such Participant may not thereafter sell the Shares so acquired until such time as a Blackout Period is no longer in effect and such Participant no longer has any Insider Knowledge. In order to exercise this right, a Participant must provide a written exercise request under procedures established by the Company which request indicates that the Option is to be exercised but the Shares underlying the Option are not to be sold by or on behalf of the Participant and which request indicates which day of the five working days before expiration of the Option on which the Participant wishes to exercise the Option. Each of the five working days prior to expiration must be a business day on which the applicable stock exchange is open for business. If the Participant does not explicitly state which day of the five working days prior to expiration the Participant wishes to exercise the Option, the Company will exercise the Option on the last day the Option can be legally exercised. Any request by the Participant in accordance with this Section 7.6 is irrevocable once made.

7.7	If at a time that is neither a Blackout Period nor a time when a Participant is then in possession of Insider Knowledge, a Participant provides a written exercise form to exercise his or her Option under procedures established by the Company not less than two months or more than three months in advance of the expiration date of the Options, and such election is scheduled in such notice to take place on a date that is during a Blackout Period or when such Participant is or may be in possession of Insider Knowledge, then such request may nevertheless be granted, the Option exercised on the date specified in such request and, if the request so indicates, Shares received upon such exercise sold in the market with the proceeds delivered to such Participant. The Participant shall not be permitted to exercise any discretion over how, when or whether to effect such sale once such a written exercise request has been received, and any sale of Shares effected pursuant to such an exercise may be conducted by an independent third party that is not in possession of any Insider Knowledge.

7.8	If (i) a Participant terminates employment during a Blackout Period, (ii) the Option granted hereunder became vested on or before the Participant terminates employment, (iii) the Participant’s right to exercise any Option granted hereunder would end during the same Blackout Period and (iv) the Participant has provided to the Company a properly completed exercise form prior to the end the Blackout Period and before the Option expires, then the Plan shall exercise the Option granted hereunder on the first day after the then current Blackout Period ends. If the Participant does not provide to the Company a properly completed exercise form prior to the end of the Blackout Period, then the Participant shall forfeit his/her Options.

8.	FURTHER CONDITIONS

8.1	Except as specifically provided herein, the Option is strictly personal and the Participant cannot transfer in any way or in any other manner the passing of title.

8.2	The Participant cannot pledge, assign or encumber the Option in any way.

8.3	Any attempt to pledge, transfer, or encumber the Option in any manner in contravention of Sections 8.1 and 8.2 of the Plan shall be null and void and will result in the Participant’s forfeiture of the Option.

8.4	A Participant may not “hedge,” or otherwise sell or purchase options on AEGON securities, whether or not marketable, in connection with the Options granted under this Plan.

8.5	In the event a Participant’s employment with an AEGON USA Company terminates prior to the Vesting Date as set forth in the Plan, the Participant shall forfeit any and all rights to any Options granted under this Plan.

8.6	Subject to the “value of new business” limitation set forth in Section 4.1 of the Plan, in the event a Participant’s employment with the AEGON USA Companies terminates for any reason (except for retirement, total and permanent disability, or death) on or after the Vesting Date (except as set forth in section 7.8), the Participant shall have a period of sixty (60) days from the date of termination, or the Expiration Date, whichever is earlier, in which to exercise his or her Options granted under this Plan. In the event that the Options are not exercised within this 60-day period, all such Options granted to such Participant shall terminate automatically, and the Participant shall forfeit any and all rights to any Options granted under this Plan.

8.7	Subject to the “value of new business” limitation in Section 4.1 of the Plan, in the event a Participant’s employment with the AEGON USA Companies terminates due only to retirement or death on or after the Vesting Date, the Participant (or his or her legal representative, as applicable) shall be required to exercise his or her Option for all remaining Shares within one (1) year following the date the Participant terminates employment, or the Expiration Date, whichever is earlier. The heirs or appointed personal representatives of the deceased Participant shall acknowledge and agree that they are subject to the terms and conditions of this Plan and shall duly complete any required documentation that is reasonably required in order to exercise any Option under this Plan. In the case of death of the Participant, the heirs or appointed personal representative(s) must exercise all Options granted under the Plan at the same time.

8.8	Subject to the “value of new business” limitation in Section 4.1 of the Plan, in the event a Participant terminates employment with the AEGON USA Companies due to total and permanent disability (as defined in the AEGON USA, Inc. Long Term Disability Plan) on or after the Vesting Date, the following rules shall apply: If a Participant receives 26 weeks of continuous short term disability under the AEGON USA, Inc. Short-Term Disability Program, the Participant shall have 60-days after the date short term disability benefits end to exercise his/her Options under the Plan. If the Participant does not exercise his/her Options under the Plan, and the Participant does not qualify for benefits under the AEGON USA, Inc. Long Term Disability Plan, then the Participant shall no longer have a right to exercise his/her Options under the Plan. If the Participant exercised his/her Options under the Plan during the aforesaid 60 day period and the Participant subsequently receives benefits under the AEGON USA, Inc. Long Term Disability Plan, the Participant will have no further rights to exercise Options under the Plan. If the Participant in the Plan receives benefits under the AEGON USA, Inc. Long Term Disability Plan and has not exercised his/her Options under the Plan, then the Participant shall have 60 days from the date of termination of employment to exercise his/her Options under the Plan; provided, however in no event, shall the Participant be able to exercise his/her Options after the period specified in Section 4.3. The exercise or non-exercise of Options pursuant to this paragraph 8.8 is solely at the risk of the Participant.

8.9	The Option for any Shares that the Participant does not exercise shall lapse and become null and void, without any right to compensation, at the close of AEGON business on the Expiration Date, or such earlier period as set forth in the Plan.

8.10	Neither AEGON, the Company, nor any International Company or their affiliates shall have any duty or obligation to inform the Participant of the possible forfeiture of the Option, nor the actual termination of the Option. In addition, neither AEGON nor any AEGON USA Company shall be liable under any theory of recovery for a Participant’s failure to exercise his or her Option during the term of the Option as described herein.

8.11	Subject to 8.15, AEGON, in its sole discretion, has and retains the absolute authority to amend or terminate the Plan and other rules of this Plan any time, with or without notice to the Participants, if made necessary due to changes in the laws of The Netherlands or of the United States of America.

8.12	This Option Plan is governed by Dutch Civil Law.

8.13	AEGON or its designee shall have full and absolute authority and discretion to make a final determination with regard to any conflict or issues regarding the interpretation or application of the terms of this Plan.

8.14	While the Plan shall be legally enforceable, it shall not be deemed to constitute a contract of employment between Participants and either AEGON or any AEGON USA Company or their affiliates or to be a consideration or inducement for the employment of any Participant or eligible employee. Nothing contained in the Plan shall be deemed to give any Participant or eligible employee the right to be retained in the service of either AEGON or any AEGON USA Company, nor to interfere with the right of the AEGON or any AEGON USA Company to discharge any Participant or Eligible Employee at any time regardless of the effect which such discharge may have upon him or her as a Participant in the Plan.

8.15	AEGON or its designee retains the right to amend either this Plan or any Option awarded under the Plan either retroactively or prospectively if any aspects or provisions of this Plan are later found to subject Plan benefits to additional tax under the provisions of Section 409A of the Internal Revenue Code.

SCHEDULE A

AEGON Direct Marketing Services, Inc.

AEGON USA Realty Advisors, Inc.

Clark Consulting, Inc.

Life Investors Insurance Company of America

Monumental Life Insurance Company

Stonebridge Life Insurance Company

Transamerica Capital, Inc.

Transamerica Financial Life Insurance Company

Transamerica Investment Services, Inc. (excluding employees who are Members of Transamerica Investment Management, LLC)

Transamerica Life Insurance Company

Transamerica Occidental Life Insurance Company

Western Reserve Life Assurance Co. of Ohio

World Financial Group, Inc.